Exhibit (12.0)

                           GENERAL SIGNAL CORPORATION
               Calculation of Ratios of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                 Quarter
                                                                  Ended
                             Years Ended December 31,            March 31
                  1989      1990       1991     1992     1993      1994

Earnings:
 Earnings (loss)
  before income
   taxes        $108,482  $(25,193)  $89,451  $18,786   $94,398   $37,948
Add:
 fixed charges    54,526    47,724    40,626   37,029    23,440     5,084
                $163,008   $22,531  $130,077  $55,815  $117,838   $43,032

Fixed charges:
 Interest
  expense       $ 44,759   $37,557  $ 32,193  $28,629  $ 18,240    $ 3,367
 One-third of
  rent expense     9,767    10,167     8,433    8,400     5,200      1,717
                $ 54,526   $47,724  $ 40,626  $37,029  $ 23,440    $ 5,084

Ratio               2.99       .47(1)   3.20     1.51      5.03       8.46



(1) Earnings are inadequate to cover fixed charges by an amount of approximately $25 million.